DLA Piper LLP (US) 303 Colorado Street, Suite 3000 Austin, Texas 78701-4653 www.dlapiper.com T 512.457.7000 F 512.457.7001
May 9, 2025

Silvaco Group, Inc.
4701 Patrick Henry Dr., Building 23
Santa Clara, CA 95054

Ladies and Gentlemen:

We have acted as counsel to Silvaco Group, Inc., a Delaware corporation (the “Company”) in connection with the filing on the date hereof of a registration statement on Form S-3 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), relating to the offer and sale of up to 20,118,590 shares of the Company’s common stock, par value $0.001, held by certain of the Company’s stockholders (the “Shares”), which may be sold under the Registration Statement from time to time. This opinion is being furnished in accordance with the requirements of Item 601(b)(5)(i) of Regulation S-K.

As the basis for the opinions hereinafter expressed, we have examined: (i) originals, or copies certified or otherwise identified, of (a) the Registration Statement and related prospectuses; (b) the Company’s Certificate of Incorporation and Bylaws, each as currently in effect, (c) certain resolutions of the Board of Directors and stockholders of the Company; (d) certificates representing the Shares; and (e) such other instruments and documents as we have deemed necessary or advisable for the purposes of this opinion; and (ii) such statutes, including the Delaware General Corporation Law, and regulations as we have deemed necessary or advisable for the purposes of this opinion. In such examination, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies. As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not independently verified any factual matter relating to this opinion.

We express no opinion other than as to the federal laws of the United States of America and the Delaware General Corporation Law (including the statutory provisions, the applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the foregoing).

On the basis of the foregoing, we are of the opinion that the Shares have been validly issued and are fully paid and nonassessable.

We consent to the use of this opinion as an exhibit to the Registration Statement and we consent to the reference of our name under the caption “Legal Matters” in the prospectus forming part of the Registration Statement. In giving our consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations promulgated thereunder.

Very truly yours,

                         /s/ DLA Piper LLP (US)